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                                                    EXHIBIT 5







                                            September 23, 1996





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


             Re:  American Express Company
                  1989 Long-Term Incentive Plan
                 ______________________________


Ladies and Gentlemen:


       I am Executive Vice President and General Counsel of American Express Company (the "Company"), and I have represented the Company in connection with the preparation of the Registration Statement on Form S-8 of the Company relating to 23,700,000 Common Shares, par value $.60 per share ("Common Shares"), of the Company being registered for offer and sale pursuant to the American Express Company 1989 Long-Term Incentive Plan (the "Plan").

       I or members of my staff have examined the Certificate of Incorporation, as amended, and the By-laws of the Company, the Plan and such other corporate documents and records as I have deemed necessary in order to render the opinion set forth below.

       Based upon the foregoing, and subject to the qualification that I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the State of New York and the United States, I am of the opinion that:

       1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

       2. In the case of Common Shares delivered upon the exercise of stock options and delivered in respect of stock appreciation rights and
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Securities and Exchange Commission
September 23, 1996
Page Two


performance grants or other awards that may be made pursuant to the terms of the Plan, when such shares have been delivered in accordance with and pursuant to the terms of the Plan, such shares will be legally issued and, subject to any restrictions on such shares that the Compensation and Benefits Committee of the Company's Board of Directors in its discretion may impose pursuant to the Plan, will be fully paid and non-assessable.

       3. In the case of Common Shares delivered in respect of an award of restricted stock, when such shares have been delivered in accordance with and pursuant to the terms of the Plan, such shares will be legally issued and, when the restrictions on the transfer of such shares and the Company's option to cancel or repurchase have expired, all as provided in the Plan, such shares will be fully paid and non-assessable.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement.

                            Very truly yours,




                            /s/ Louise M. Parent
                            Louise M. Parent
                            Executive Vice President
                              and General Counsel
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